January 30, 2006
Zip+4 Code:  20549-0305

Via Fax & U.S. Mail
Aviation Upgrade Technologies, Inc.
Torbjorn B. Lundqvist- Chairman, CEO, and CFO
6550 South Pecos Road
Suite 142
Las Vegas, NV 89120

	Re:	Aviation Upgrade Technologies, Inc.
			Form 10-KSB for the Year Ended December 31, 2004
       			File 000-28347

Dear Mr. Lundqvist:

We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


      Sincerely,




      David R. Humphrey
      Branch Chief-Accountant


??

??

??

??

Torbjorn B. Lundqvist- Chairman, CEO, and CFO
Aviation Upgrade Technologies, Inc.
December 9, 2005
Page 4